SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
(AMENDMENT NO. __ )

Filed by the Registrant [x]
Filed by a party other than the Registrant [  ]

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[x] Preliminary Proxy Statement
[  ] Confidential, For use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-12

DSI REALTY INCOME FUND XI
a California Limited Partnership

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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DSI Realty Income Fund XI
 A California Limited Partnership
NOTICE OF SOLICITATION OF CONSENTS OF LIMITED PARTNERS

DSI REALTY INCOME FUND XI, a California limited partnership (the "Partnership"), hereby solicits from Limited Partners of the Partnership a written consent ("Consent") approving amending to the Partnership’s CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP  (the “Limited Partnership Agreement”):  amending paragraph 7.1 of the Limited Partnership Agreement to require Limited Partners to reflect the proposed legal status of the General Partners. The proposal is more fully described below.

The vote will be obtained through the solicitation of written consents, and no meeting of Limited Partners will be held. Limited Partners of record at the close of business on September 30, 2010 are entitled to receive notice of the solicitation and to submit a Consent. Only Consents received on or before 5:00 p.m. Long Beach, California time on December 15, 2010 will be valid.

PROPOSAL

AMENDMENT TO THE CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP  (THE "LIMITED PARTNERSHIP AGREEMENT") AMENDING PARAGRAPH 6 TO REFLECT THE PROPOSED CHANGE IN THE LEGAL STATUS OF THE GENERAL PARTNERS.

Introduction

The limited partners are being asked to vote on a proposal to approve an amendment to paragraph 7.1 of the Limited Partnership Agreement which will indicate that the General Partners of the Partnership are DSI Properties, Inc., a California corporation (no change) and RJC Capital Management, LLC and JWC Capital Management, LLC.  Upon formation of the Partnership, the General Partners were DSI Properties, Inc., a California corporation, and Robert J. Conway and Joseph W. Conway - individually.  For tax planning purposes and pursuant to the advice of their tax counsel, Robert J. Conway and Joseph W. Conway have formed limited liability corporations and are transferring their Diversified Investors Agency partnership interests to their respective LLC’s. The effect on the limited partners will be nil, except that it will serve to prevent a potential forced liquidation of the Partnership upon the death of one of the individual General Partners.

Text of Proposed Amendment to the Limited Partnership Agreement

                6. Partners:

(a)  General Partners: DSI PROPERTIES, INC., a California corporation and RJC Capital Management, LLC and JWC Capital Management, LLC, 6700 East Pacific Coast Hwy., Suite 150, Long Beach, CA 90803. Any units acquired by the General Partners shall be deemed to have been acquired as Limited Partners.

Limited Partners:

     [UNCHANGED]

GENERAL INFORMATION

Under California law and article XX of the Partnership’s CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP (the "Limited Partnership Agreement"), most provisions of the Limited Partnership Agreement, including those relevant here, may be amended upon the vote of Limited Partners holding more than 50% of the then outstanding Limited Partnership interests (cf. California Corporations Code section 15637(i) and Section 20 of the Limited Partnership Agreement).   Any action that may be taken at any annual or special meeting of limited partners may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by partners having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all entitled to vote thereon were present and voted, and those consents are properly delivered to the partnership.  The Limited Partnership Agreement does not limit the right of limited partners of the Partnership to take action by written consent.

DSI Realty Income Fund XI has three general partners (DSI Properties, Inc., and Robert J. Conway and Joseph W. Conway - individually) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

DSI Realty Income Fund XI is a publicly held limited partnership organized under the California Uniform Limited Partnership Act pursuant to a Certificate and Agreement of Limited Partnership dated February 22, 1990.  Pursuant to applicable law the Partnership subsequently elected to be governed by the California Revised Limited Partnership Act. The General Partners are DSI Properties, Inc., a California corporation, and Robert J. Conway and Joseph W. Conway - individually.  The General Partners are affiliates of Diversified Securities, Inc., a wholly owned subsidiary of DSI Financial, Inc. The General Partners provide similar services to other partnerships. Through its offering of Limited Partnership Units, the Partnership sold 20,000 units of limited partnership interests aggregating $10,000,000.  The General Partners have retained a one percent (l %) interest in all profits, losses and distributions (subject to certain conditions) without making any capital contribution to the Partnership.

The General Partners are not required to make any capital contributions to the Partnership in the future. The Partnership is engaged in the business of investing in and operating mini-storage facilities with the primary objectives of generating, for its partners, cash flow, capital appreciation of its properties, and obtaining federal income tax deductions so that during the early years of operations, all or a portion of such distributable cash may not represent taxable income to its partners.  Funds obtained by the Partnership during the public offering period of its units were used to acquire seven mini-storage facilities, one of which (Las Vegas) was subsequently sold.  The Partnership does not intend to sell additional limited partnership units.

The Partnership is intended to be self-liquidating and it is not intended that proceeds from the sale or refinancing of its operating properties will be reinvested. The Partnership has no full time employees but shares one or more employees with other publicly held limited partnerships sponsored by the General Partners.  The General Partners are vested with authority as to the general management and supervision of the business and affairs of the Partnership.  Limited Partners have no right to participate in the management or conduct of such business and affairs.  An independent management company has been retained to provide day-to-day management services with respect to all of the Partnership’s investment properties.

The General Partners have fixed the close of business on September 30, 2010 as the record date for the determination of limited partners entitled to consent to the Proposals (the “Record Date”).  Accordingly, only limited partners of record on the books of the Partnership at the close of business on the Record Date will be entitled to consent to the Proposals.  The General Partners have also fixed December 15, 2010 as the date on or after which the written consents will be tabulated.

On the Record Date, the Partnership had outstanding 20,000 Partnership Units, which are the only outstanding voting securities of the Partnership.  On all matters, each Unit is entitled to one vote by written consent. The cost of soliciting consents will be borne by the Partnership.  In addition to solicitation by mail, partners and employees of the Partnership may solicit consents by telephone, or personal contact without additional compensation.

Consents in the accompanying form that are properly executed and dated, duly returned and not revoked will be tabulated in accordance with the instructions on such consents.  If a consent is executed but no indication is made with respect to the matter contained in such consent as to which action is to be taken, such consent will be deemed to constitute a consent to the particular matter(s) contained thereon with respect to which no indication is made.  Any consent may be revoked in writing at any time prior to the close of business on the date that consents signed by a sufficient number of limited partners to take the action are received by the Partnership.  The unrevoked signed and dated consents of the holders of a majority of the Units outstanding as of the Record Date are necessary to effect the approval of the Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2010, no person of record owned more than 5% of the limited partnership units of Registrant, nor was any person known by Registrant to own of record and beneficially, or beneficially only, more than 5% thereof. Registrant currently has 502 limited partners of record.  There is no intention to sell additional limited partnership units nor is there a market for these units.  The initial Units were originally sold pursuant to a Registration Statement and Prospectus dated February 22, 1990 as filed with the Securities & Exchange Commission. The only change to the information contained in said Prospectus is the fact that Messrs. Benes and Blakley have retired and Messrs. Robert J. Conway and Joseph W. Conway equity interest in DSI Financial, Inc., parent of DSI Properties, Inc., have increased.

DIRECTORS AND EXECUTVE OFFICERS OF THE REGISTRANT’S GENERAL PARTNER

The General Partners of Registrant are the same as when the Partnership was formed, i.e., DSI Properties, Inc., a California corporation, and Robert J. Conway and Joseph W. Conway - individually, each of whom own approximately 48.4% of the issued and outstanding capital stock of DSI Financial, Inc., a California corporation, together with Mr. Joseph W. Stok, currently comprise the entire Board of Directors of DSI Properties, Inc.

Mr. Robert J. Conway is 76 years of age and is a licensed California real estate broker, and since 1965 has been President and a member of the Board of Directors of Diversified Securities, Inc., and since 1973 President, Chief Financial Officer and a member of the Board of Directors of DSI Properties, Inc.  Mr. Conway received a Bachelor of Science Degree from Marquette University with majors in Corporate Finance and Real Estate.

Mr. Joseph W.  Conway is age 81 and has been Executive Vice President, Treasurer and a member of the Board of Directors of Diversified Securities, Inc. since 1965 and since 1973 the Vice President, Treasurer and member of the Board of Directors of DSI Properties, Inc.  Mr. Conway received a Bachelor of Arts Degree from Loras College with a major in Accounting.

Mr. Joseph W.  Stok is age 88 and has been a member of the Board of Directors of DSI Properties, Inc. since 1994, a Vice President of Diversified Securities, Inc. since 1973, and an Account Executive with Diversified Securities, Inc. since 1967.

PUBLIC REPORTING INFORMATION

The Partnership files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information filed by the Partnership at the SEC’s public reference rooms in Washington, D.C., New York City and Chicago, Illinois. The partnership’s SEC filings are also available from commercial document retrieval services or via the EDGAR Filing System on the SEC’s web site at http://www.sec.gov.

YOUR CONSENT IS IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS YOU HOLD.  TO ASSURE THAT YOUR CONSENT WILL BE CONSIDERED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT AND RETURN IT PROMPTLY EITHER VIA FAX TO (562) 493-9352 OR IN THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED

                  NO LATER THAN 5:00 PM PACIFIC STANDARD TIME ON SEPTEMBER 17, 2010.

ANY CONSENT THAT IS SIGNED AND RETURNED BUT IS NOT SPECIFICALLY MARKED "AGAINST" OR "ABSTAIN" WILL BE DEEMED TO BE A VOTE "FOR" THE PROPOSAL.

DSI Realty Income Fund XI

A California Limited Partnership

CONSENT

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE “FOR” THE FOLLOWING PROPOSAL AND URGE YOU TO CALL THE HOME OFFICE AT (562) 493-3022 WITH ANY QUESTIONS YOU MAY HAVE.

The following proposal is made by, and this consent is solicited by, DSI REALTY INCOME FUND XI, a California limited partnership (the "Partnership") for the purpose of obtaining the consent of limited partners of record holding a majority of the limited partnership interests in the Partnership in accordance with Section 21 of the Partnership’s Limited Partnership Agreement:

 The undersigned, a limited partner of the Partnership, does hereby vote or abstain and grant or withhold consent as follows:

To approve an amendment to paragraph 6 of the Limited Partnership Agreement which will indicate that the General Partners of the Partnership are DSI Properties, Inc., a California corporation (no change) and RJC Capital Management, LLC and JWC Capital Management, LLC.

FOR [  ]       AGAINST [  ]    ABSTAIN [  ]

Please sign exactly as your name appears on this consent. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each holder should sign.

X

Signature:

X

Additional Signature (if any):

Print Name:

Print Additional Name (if any):

Date of Execution:  X______________

RIF A/C #:

Number of Units Owned: